Exhibit 99.1

Recent Developments

Financial and Operational Update

Our preliminary estimated unaudited financial and operational results as of and for the three months ended September 30, 2017 are set forth below. Our estimates of results are based solely on information available to us as of the date of this offering circular and are inherently uncertain and subject to change due to a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information. Accordingly, you should not place undue reliance on this preliminary data. Our estimates contained in this offering circular are forward-looking statements and may differ from actual results. Actual results remain subject to the completion of management’s and the audit committee’s final reviews, as well as the review by our independent registered public accounting firm and our other financial closing procedures. Our actual consolidated financial statements and related notes as of and for the three months ended September 30, 2017 are not expected to be filed with the SEC until after this offering is completed. During the course of the preparation of our actual consolidated financial statements and related notes, additional items that would require material adjustments to the preliminary financial information presented below may be identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates,” “Risk Factors—Risks Related to Our Business” and “Forward-Looking Statements” included elsewhere in this offering circular.

The preliminary financial and operational data included in this offering circular have been prepared by and are the responsibility of our management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

These estimates are not a comprehensive statement of our financial and operational results as of and for the three months ended September 30, 2017, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months ended September 30, 2017 are not necessarily indicative of the results to be achieved in any future period.

For the three months ended September 30, 2017:

•	revenues are expected to be approximately $311 million to $313 million;

•	sales are expected to be approximately 1.9 million metric tons, which includes a destocking of inventories built in the first half of 2017 from higher than expected production levels and driven in part due to strong demand from our existing customers and increased sales into the Asian markets during the third quarter compared to prior periods;

•	production is expected to be approximately 1.5 million metric tons;

•	realized average selling prices are expected to be approximately $157 to $159 per metric ton as the industry index average price for high quality met coal fell 12% from the second quarter of 2017;

•	net income is expected to be approximately $117 million to $121 million;

•	cash cost of sales (free on board port) is expected to be approximately $98 to $100 per metric ton, which was higher than the second quarter of 2017 due to lower production and additional labor costs resulting from the addition of new miners (cash cost of sales (free on board port) is a non-GAAP financial measure; please see below for a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP);

The following table provides a reconciliation of our preliminary, unaudited estimated cash cost of sales (free on board port):

(in millions)	For the three months ended September 30, 2017
Cost of sales	$98.5 - $100.5
Asset retirement obligation accretion	(0.4)
Stock compensation expense	(0.1)

Cash cost of sales	$98 - $100

•	selling, general and administrative expenses are expected to be approximately $8 million to $10 million;

•	income tax benefit is expected to be approximately $36 million to $38 million, which reflects a year to date adjustment in applying the effects of a favorable private letter ruling from the Internal Revenue Service (“IRS”) received during the third quarter; the income tax benefit also includes estimated refundable AMT tax credits that are available to the company in 2017;

•	Adjusted EBITDA is expected to be approximately $105 to $110 million (Adjusted EBITDA is a non-GAAP financial measure; please see below for a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP);

•	capital expenditures are expected to be approximately $33 to $35 million, exceeding the total spent in the first six months of 2017; our total spending in the second half of 2017 continues to be higher than the first six months of 2017 due to the timing of equipment order placements and deliveries;

As of September 30, 2017, without giving effect to the transaction described herein, our total liquidity is expected to be approximately $334 million, consisting of cash of $234 million and $100 million availability under the ABL Facility and our cash and cash equivalents as of October 13, 2017 was approximately $275 million.

In addition, we changed the timing of our previously announced longwall move originally scheduled for late in the third quarter of 2017 to early in the fourth quarter of 2017. As a result of this change, we now expect to complete three longwall moves in the fourth quarter of 2017, which we expect will result in lower production in the fourth quarter compared to the third quarter.

The following table provides a reconciliation of our preliminary, unaudited estimated Adjusted EBITDA to net income:

(in millions)	For the three months ended September 30, 2017
Net income	$117 to 121
Interest expense, net	1.0
Income tax benefit	(36 to 38)
Depreciation and depletion	22 to 25
Asset retirement obligation accretion(a)	1.0
Stock compensation expense(b)	0.2
—

Adjusted EBITDA	$105 to 110

(a)	Represents non-cash accretion expense associated with our asset retirement obligations.
(b)	Represents non-cash stock compensation expense associated with equity awards.